Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      The following tables present the unaudited pro forma condensed combined financial information of Buffets Holdings, Inc. (“Buffets Holdings”) as of September 20, 2006 and for the year then ended June 28, 2006 and for the twelve weeks ended September 20, 2006.
      The unaudited pro forma condensed combined financial information gives effect to:

•	the offering of $300.0 million of 12½% Senior Notes due 2014 (the “Initial Notes”) of Buffets, Inc. (“Buffets”);

•	the acquisition of Ryan’s Restaurant Group, Inc. (“Ryan’s”) by Buffets Holdings;

•	the entry into a new $640.0 million credit facility (the “New Credit Facility”);

•	the entry into a sale-leaseback transaction in which we received gross proceeds in the amount of approximately $566.8 million (the “Sale-Leaseback Transaction”). In the Sale-Leaseback Transaction, we sold the land (or, in certain cases, assigned our interest in the ground leased properties pursuant to an assignment of the underlying ground leases) and related improvements with respect to approximately 275 Ryan’s restaurants and seven Buffets restaurants and simultaneously leased these properties back; and

•	the application of the proceeds from the offering of the initial notes, together with cash on hand, the borrowings from the New Credit Facility and the proceeds from the Sale-Leaseback Transaction, to pay the consideration of the Ryan’s acquisition, repay all existing indebtedness of Ryan’s, repay all outstanding indebtedness under the Buffets’ previous credit facility, repurchase or redeem Buffets’ 11.25% senior subordinated notes due 2010 (the “11.25% Notes”) and repurchase Buffets’ 13.875% senior discount notes due 2010 (the “13.75% Notes”) and pay premiums and prepayment costs, accrued interests and transactions fees and expenses incurred in connection with these transactions.
      The unaudited condensed combined pro forma balance sheet as of September 20, 2006 gives effect to the above transactions as if they had occurred on September 20, 2006. The unaudited pro forma condensed consolidated statement of operations for the year ended June 28, 2006 gives effect to the above transactions as if they had occurred as of June 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the twelve weeks ended September 20, 2006 gives effect to the above transactions as if they occurred as of June 29, 2006. These pro forma statements include the unaudited condensed combined balance sheet of Ryan’s as of September 27, 2006 and the unaudited condensed combined statements of operations of Ryan’s for the twelve months ended June 28, 2006 and the thirteen weeks ended September 27, 2006. The date and periods of Ryan’s included in the pro forma condensed combined statements are the most comparable to those of Buffets Holdings and may differ from those reflected in Ryan’s historical financial statements.
      The unaudited pro forma condensed combined consolidated financial information was prepared using the purchase method of accounting. Accordingly, the cost of the acquisition of Ryan’s has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Any differences between the fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Unaudited Pro Forma Condensed Combined Financial Statements are based on management’s preliminary estimates. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value after the closing of the acquisition.
      Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma adjustments and certain assumptions are described in the accompanying notes. The pro forma financial information is unaudited and does not purport to be indicative of the results which actually would have occurred if the above transactions had been consummated as described above, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma financial information is based on historical consolidated and combined financial statements of Buffets Holdings and Ryan’s and should be read in conjunction with Buffets Holdings’ Annual Report on Form 10-K for the year ended June 28, 2006, Buffets Holdings’ Quarterly Report on Form 10-Q for the quarterly period ended September 20, 2006 and Ryan’s Annual Report on Form 10-K for the year ended December 28, 2006.

PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 20, 2006

	Buffets	Ryan’s
	Holdings,	Restaurant	Pro Forma		Pro Forma
	Inc.	Group, Inc.	Adjustment		Combined

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$8,061	$18,432	$(19,772	) (1)	$6,721
Receivables	4,485	5,932	—		10,417
Inventories	18,820	5,045	—		23,865
Prepaid expenses and other current assets	4,563	2,398	5,143	(2)	12,104
Deferred income taxes	10,324	7,320	—		17,644

Total current assets	46,253	39,127	(14,629)		70,751
Property and equipment, net	143,172	648,968	(494,525	) (3)	297,615
Goodwill and other intangibles	312,163	—	269,660	(4)	581,823
Deferred income taxes	13,683	—	(5,248	) (5)	8,435
Other assets, net	15,326	9,165	24,878	(6)	49,369

Total assets	$530,597	$697,260	$(219,864)		$1,007,993

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$43,315	$5,637	$—		$48,952
Accrued liabilities	62,686	47,246	17,407	(7)	127,339
Income taxes payable	2,014	2,110	(3,609	) (8)	515
Current maturities of long-term debt	7,862	33,036	(30,598	) (9)	10,300

Total current liabilities	115,877	88,029	(16,800)		187,106
Long-term debt, net of current maturities	463,934	113,964	246,802	(10)	824,700
Deferred lease obligations	28,435	—	—		28,435
Deferred income taxes	—	38,504	48,382	(11)	86,886
Other long-term liabilities	6,642	7,345	—		13,987

Total liabilities	614,888	247,842	278,384		1,141,114
Total shareholders’ equity (deficit)	(84,291)	449,418	(498,248	) (12)	(133,121)

Total liabilities and shareholders’ equity (deficit)	$530,597	$697,260	$(219,864)		$1,007,993

(1)	Reflects the following:

•	($704,591) for the purchase of approximately 42.4 million shares of outstanding common stock at the merger consideration of $16.25 per share and approximately 2.8 million common stock options at the excess, if any, of the merger consideration of $16.25 per share over the exercise price per share of common stock underlying such option.

•	$566,770 of gross proceeds from the Sale-Leaseback Transaction. In the Sale-Leaseback Transaction, we sold the land (or, in certain cases, assigned our interest in the ground leased properties pursuant to an assignment of the underlying ground leases) and related improvements with respect to approximately 275 Ryan’s restaurants and seven Buffets restaurants and simultaneously leased these properties back.

•	$830,000 of gross proceeds from the offering of the initial notes and borrowings under the New Credit Facility. This includes $530,000 under the New Credit Facility plus $300,000 under the initial notes.

•	($617,989) due to the repayment of our and Ryan’s existing debt and accrued interest as of September 20, 2006, net of revolver drawdown and cash prepayments.

•	($93,962) of transaction fees and expenses. Transaction fees and expenses include commitment fees and expenses for the new Sale-Leaseback facility, the New Credit Facility, the initial notes, advisory, legal and accounting fees plus break fees on the existing indebtedness that was repaid at close.

(2)	Reflects $5,143 of rent pertaining to properties associated with the Sale Leaseback Transaction prepaid at the close of the transaction.

(3)	Reflects the book value of $494,525 of assets sold in the Sale-Leaseback Transaction. In the Sale-Leaseback Transaction, we sold the land (or, in certain cases, assigned our interest in the ground leased properties pursuant to an assignment of the underlying ground leases) and related improvements with respect to approximately 275 Ryan’s restaurants and seven Buffets restaurants and simultaneously leased these properties back.

(4)	Reflects $269,660 of transaction goodwill and other intangibles associated with the Ryan’s acquisition including a fair market value adjustment to property and equipment of $9,239. The allocation of the purchase price to goodwill and other intangibles is based on management’s preliminary estimates. Fair value adjustments related to property and equipment and other amounts will impact the final allocation of the purchase price to goodwill.

(5)	Reflects deferred income taxes of ($5,248) arising as a result of the transaction adjustments.

(6)	Reflects the following:

•	($8,894) adjustment to write-off our existing debt issuance costs,

•	($129) of adjustment to write-off Ryan’s existing debt issuance costs, and

•	$33,901 adjustment to record new debt issuance costs related to the initial notes, the New Credit Facility and the Sale-Leaseback Transaction.

(7)	Reflects the following:

•	$10,000 of accrued severance costs for Ryan’s senior executives and other merger related costs,

•	($1,467) of Ryan’s accrued interest as of September 20, 2006,

•	($7,926) due to the repayment of our accrued interest, and

•	$16,800 in advisory fees payable to Caxton-Iseman after the close of the transaction.

(8)	Reflects $(3,557) and $(52) of reduction of income tax payable associated with loss on early extinguishment of Ryan’s and our debt, respectively.

(9)	Reflects:

•	($40,898) of repayment of our and Ryan’s existing debt and accrued interest as of September 20, 2006,

•	$5,000 representing as of September 20, 2006, the gross proceeds from borrowings under the New Credit Facility, and

•	$5,300 representing the current portion of the New Credit Facility.

(10)	Reflects:

•	($577,898) of repayment of our and Ryan’s existing debt less current maturities as of September 20, 2006, and

•	$824,700 representing $524,700, which is net of $10,300 current portion of long-term debt under the New Credit Facility, plus $300,000 under the initial notes.

(11)	Reflects the recording of the deferred tax liability of $48,382 from difference in book and tax basis of the assets acquired in the Ryan’s acquisition. These assets were sold in the Sale-Leaseback Transaction.

(12)	Reflects adjustments to shareholders’ equity (deficit) as follows:

Elimination of Ryan’s equity including:
Common stock	$(42,396)
Additional paid in capital	(8,942)
Retained earnings	(398,080)
Other acquisition based expenses, net of tax	(43,416)
Adjustment to the write-off of our existing debt issuance cost, net of tax of $3,723	(5,337)
Loss related to early extinguishment of Ryan’s debt, net of tax of $52	(77)

Net adjustment to shareholders’ equity (deficit)	$(498,248)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended June 28, 2006					Twelve Weeks Ended September 20, 2006

		Ryan’s					Ryan’s
	Buffets	Restaurant				Buffets	Restaurant
	Holdings,	Group,	Pro Forma		Pro Forma	Holdings,	Group,	Pro Forma		Pro Forma
	Inc.	Inc.	Adjustments		Combined	Inc.	Inc.	Adjustments		Combined

	(Dollars in thousands)
Restaurant sales	$963,161	$822,425	$—		$1,785,586	$221,276	$193,175	—		$414,451
Restaurant costs:
Food	327,244	282,669	—		609,913	76,554	66,619	—		143,173
Labor	274,652	269,061	—		543,713	62,693	64,984	—		127,677
Direct and occupancy	227,680	167,394	41,319	(1)	436,393	53,486	39,559	9,150	(6)	102,195

Total restaurant costs	829,576	719,124	41,319		1,590,019	192,733	171,162	9,150		373,045
Advertising expenses	30,637	—	—		30,637	7,227	—	—		7,227
General and administrative expenses	44,198	54,907	(2,340	)(2)	96,765	9,728	11,926	(540	)(7)	21,114
Shareholders’ rights repurchase	757	—	—		757	—	—	—		—
Closed restaurant costs	6,023	—	—		6,023	742	—	—		742
Impairment of assets	5,964	5,686	—		11,650	—	3,109	—		3,109
Merger Integration costs	—	—	—		—	440	—	—		440

Operating income	46,006	42,708	(38,979)		49,735	10,406	6,978	(8,610)		8,774
Interest expense	52,242	9,392	26,871	(3)	88,505	13,228	1,928	5,268	(8)	20,424
Interest income	(375)	—	253	(4)	(122)	(28)	—	5	(9)	(23)
Loss related to refinancing	647	—	—		647	243	—	—		243
Revenues from franchised restaurants	—	(35)	—		(35)	—	—	—		—
Other income	(994)	(5,062)	—		(6,056)	(202)	(1,342)	—		(1,544)

Income (loss) before income taxes	(5,514)	38,413	(66,103)		(33,204)	(2,835)	6,392	(13,883)		(10,326)
Income tax expense (benefit)	(742)	12,447	(24,987	)(5)	(13,282)	(1,695)	2,189	(5,248	)(10)	(4,754)

Net income (loss)	$(4,772)	$25,966	$(41,116)		$(19,922)	$(1,140)	$4,203	$(8,635)		$(5,572)

(1)	Reflects pro forma rent expense from the Sale-Leaseback Transaction of $57,527, less a depreciation elimination of ($16,208). In the Sale-Leaseback Transaction, we sold the land (or, in certain cases, assigned our interest in the ground leased properties pursuant to an assignment of the underlying ground leases) and related improvements with respect to approximately 275 Ryan’s restaurants and seven Buffets restaurants and simultaneously leased these properties back under lease terms averaging 20 years.

(2)	Reflects reductions in costs due to the following:

•	Duplicate separate entity public reporting costs and expenses at Ryan’s and duplicate board of directors fees and expenses at Ryan’s totaling approximately $800,

•	Elimination of certain senior executives and direct benefit and other compensation costs of $800,

•	Reduction in net worth taxes at Ryan’s in the amount of $340, and

•	Elimination of duplicate directors and officers liability insurance costs at Ryan’s upon the close of the transaction of $400.

(3)	Reflects the elimination of historical interest expense of $61,634 and adjustment to pro forma interest expense related to the transactions of $88,505. If the blended interest rate on total variable rate debt were 0.125% higher, it would increase our total interest expense by approximately $0.7 million for the year ended June 28, 2006.

(4)	Reflects the adjustment for historical interest income.

(5)	Reflects taxes on the pro forma income before income taxes at an assumed tax rate of 37.8%.

(6)	Reflects pro forma rent expense from the Sale-Leaseback Transaction of $13,275, less a depreciation elimination of ($4,125). In the Sale-Leaseback Transaction, we sold the land (or, in certain cases, assigned our interest in the ground leased properties pursuant to an assignment of the underlying ground leases) and related improvements with respect to approximately 275 Ryan’s restaurants and seven Buffets restaurants and simultaneously leased these properties back under lease terms averaging 20 years.

(7)	Reflects reductions in costs due to the following:

•	Duplicate separate entity public reporting cost and expenses at Ryan’s and duplicate board of directors fees and expenses at Ryan’s totaling approximately $185.

•	Elimination of certain senior executives and direct benefit and other compensation costs of $185.

•	Reduction in net worth taxes at Ryan’s in the amount of $78, and

•	Elimination of duplicate directors and officers liability insurance costs at Ryan’s upon the close of the transaction of $92.

(8)	Reflects the elimination of historical interest expense of $15,156 and adjustment to pro forma interest expense related to the Transactions of $20,424. If the blended interest rate on total variable rate debt were 0.125% higher, it would increase our total interest expense by approximately $0.2 million for the 12 weeks ended September 20, 2006.

(9)	Reflects the adjustment for historical interest income.

(10)	Reflects taxes on the pro forma income before income taxes at an assumed tax rate of 37.8%.